Exhibit 10.1

THE VALSPAR CORPORATION

KEY EMPLOYEE ANNUAL BONUS PLAN

(as amended through June 8, 2010)

PURPOSE:

The purpose of The Valspar Corporation Key Employee Annual Bonus Plan (the “Plan”) is to more closely align the goals and motivation of management with those of other Valspar shareholders and to provide key personnel with a long-term capital appreciation opportunity. This purpose is accomplished by providing cash bonuses based on performance; granting options to acquire Valspar stock; and granting the opportunity to earn Restricted Stock and Restricted Stock Units based on performance.  This amended and restated Plan is effective for Fiscal Years ending after 2010.

DEFINITIONS:

Any capitalized terms used in this Plan, but not defined herein, shall have the meanings set forth in the Omnibus Equity Plan.

“Cash Bonus Target Amount” shall mean the target bonus amount established for a Participant for a particular Fiscal Year as set forth in Section 2 below.

“Earned Cash Bonus Amount” shall mean the amount of the actual cash bonus earned for the Fiscal Year based on performance, as set forth in Section 2 below.

“Earned Restricted Amount” shall mean the dollar amount resulting from the percentage of the Restricted Target Amount earned by a Participant for the Fiscal Year based on performance, as set forth in Section 3 below.

“Employee” shall mean each person who is an employee of Valspar or any Subsidiary which term shall include both full and part-time employees but shall not include independent contractors providing services to Valspar or its Subsidiaries.

“Fiscal Year” shall mean the period corresponding with each of the fiscal years of Valspar.

“LTI Target Value” shall mean the target long term incentive value established by the Committee for each Participant for each Fiscal Year, determined by the Committee as provided herein.

“Omnibus Equity Plan” shall mean the 2009 Omnibus Equity Plan of Valspar.

“Participant” shall mean an Employee whom the Committee has determined to permit to become a Participant, who remains a Participant pursuant to the provisions of Section 1 of the Plan.

“Plan” shall mean The Valspar Corporation Key Employee Annual Bonus Plan, as set forth herein and as amended from time to time.

“Plan Administrator” shall mean the person or persons designated as such from time to time by the Committee. If no person is designated as the Plan Administrator, the Plan Administrator shall be the Secretary of Valspar.

“Restricted Target Amount” shall mean the target dollar amount established for a Participant for the award of Restricted Stock and Restricted Stock Units for a particular Fiscal Year as set forth in Section 3 below.

“Share Value” means the average closing price of a share of Common Stock on the New York Stock Exchange for the ten (10) trading days prior to the date of an award of Restricted Stock or Restricted Stock Units.

“Termination for Cause” shall mean the termination of employment with Valspar as a result of an illegal act, gross insubordination or willful violation of a Valspar policy by an Employee.

“Valspar” shall mean The Valspar Corporation, a Delaware corporation, with its principal offices in Minneapolis, Minnesota.

PLAN:

                1.             Participants:   Before the first day of each Fiscal Year, the Committee shall determine the Employees who will be Participants under the Plan for that Fiscal Year and the LTI Target Value for each Participant. The Committee may also designate newly hired or promoted Employees as Participants during the Fiscal Year. A Participant will cease being a Participant upon the earlier of (i) his/her termination of employment with Valspar for any reason or (ii) a determination by the Committee that he/she shall no longer be a Participant.

                2.             Cash Bonus Determination and Amount:

                (a)           Each Participant will be eligible for the opportunity to earn a cash incentive bonus for the Fiscal Year. The amount of the cash bonus will be determined consistent with the provisions of the Omnibus Equity Plan governing Performance Awards.

                (b)           The Cash Bonus Target Amount will be calculated as a percentage of the Participant’s base salary earned in the Fiscal Year. The Earned Cash Bonus Amount will be a percentage of the Cash Bonus Target Amount, to be determined based on the performance of the Participant and/or Valspar for such Fiscal Year.

                (c)           Notwithstanding the fact that the Earned Cash Bonus Amount is not determined until after the end of each Fiscal Year, a person who is a Participant on the last day of a Fiscal Year shall be entitled to his/her Earned Cash Bonus Amount for such Fiscal Year, even if he or she is not a Participant on the date the Earned Cash Bonus Amount is determined, unless he or she was the subject of a Termination for Cause.

                3.             Restricted Stock and Restricted Stock Units:

                (a)           Each Participant will be eligible to earn an award of Restricted Stock and Restricted Stock Units (including Dividend Equivalents) for each Fiscal Year, to be awarded during the first fiscal quarter of the following Fiscal Year. Each Participant will be notified of the number of shares of Restricted Stock and the number of Restricted Stock Units awarded to him/her as soon as practicable after the date of the award. Terms of the Restricted Stock and Restricted Stock Units are described in Exhibit A.

                (b)           The amounts of the awards of Restricted Stock and Restricted Stock Units to a Participant for any Fiscal Year will be determined as follows:  (i) the Committee will identify specific performance targets, with the Restricted Target Amount for the award equal to fifty percent (50%) of the Participant’s LTI Target Value; (ii) performance targets for the Restricted Target Amount may, but need not, be the same targets as those used for the cash incentive bonus calculation described in Section 2(b); (iii) the awards of Restricted Stock and Restricted Stock Units (including Dividend Equivalents) will be considered Performance Awards and will be determined consistent with the provisions of the Omnibus Equity Plan governing Performance Awards; (iv) on or before the award date for the Restricted Stock and Restricted Stock Units, the Committee will determine the Participant’s Earned Restricted Amount for the Fiscal Year; (v) the number of shares of Restricted Stock covered by the award will be one-half of the Participant’s Earned Restricted Amount, divided by the Share Value; (vi) the number of Restricted Stock Units covered by the award will be one-half of the Participant’s Earned Restricted Amount, divided by the Share Value; and (vii) the award will include Dividend Equivalents on the Restricted Stock Units, payable quarterly, as described in Exhibit A.  Notwithstanding the foregoing, the Committee may elect to change the proportions of the Earned Restricted Amount represented by Restricted Stock and Restricted Stock Units for any Participant for a Fiscal Year, to the extent permitted under Section 3(d) or 3(e).

                (c)           A person who is a Participant on the last day of a Fiscal Year and has a Retirement before the award date of the Restricted Stock and Restricted Stock Units for the Fiscal Year will be entitled to receive his or her awards of Restricted Stock and Restricted Stock Units during the first quarter of the following Fiscal Year; and any awards of Restricted Stock Units shall nevertheless be payable after the award date under the Retirement payment terms described in Exhibit A.  In any other case, if a Participant is no longer an Employee at the time of such award date, the Participant shall not receive the awards of Restricted Stock and Restricted Stock Units.

                (d)           At any time before the beginning of any Fiscal Year for which awards of Restricted Stock and Restricted Stock Units may be made to a Participant, the Committee may elect, in its sole discretion, to award the Participant’s Earned Restricted Amount for that Fiscal Year in the form of (i) 100% Restricted Stock, (ii) 100% Restricted Stock Units with accompanying Dividend Equivalents, or (iii) any combination of Restricted Stock and Restricted Stock Units (including Dividend Equivalents); provided that the aggregate Share Value of the Restricted Stock and Restricted Stock Units shall be equal to the Participant’s Earned Restricted Amount; and provided further that the Restricted Stock and the Restricted Stock Units will have the vesting and payment terms described in Exhibit A.

                (e)           At any time before the awards of Restricted Stock are made to a Participant for a Fiscal Year, the Committee may elect, in its sole discretion, to (1) award to the Participant cash in lieu of all or any portion of the Restricted Stock component of the Earned Restricted Amount or (2) otherwise change the form in which the Earned Restricted Amount will be paid, to the extent such a change is consistent with (or is exempt from) the requirements of Code Section 409A and the regulations promulgated thereunder.

                4.             Nonstatutory Stock Options:

                (a)           For each Fiscal Year, each Participant will be granted a nonstatutory stock option under the Omnibus Equity Plan. The number of shares of Common Stock included in the stock option for each Participant will be calculated so that the fair value of the stock option as determined by the Committee will be equal to fifty percent (50%) of the LTI Target Value for that Participant for that Fiscal Year.

                (b)           Each Participant will be notified of the number of shares subject to the stock option and the exercise price per share as soon as practicable after the date of the grant. Terms of the stock options are described in Exhibit A.

                5.             Amendments: The Board of Directors of Valspar or the Committee may, at any time and without further action on the part of the shareholders of Valspar, terminate this Plan or make such amendments as it deems advisable and in the best interests of Valspar; provided, however, that no such termination or amendment shall, without the consent of the Participant, materially adversely affect or impair the right of the Participant with respect to an Earned Cash Bonus Amount or Earned Restricted Amount that the Participant has already earned or an award of Restricted Stock and Restricted Stock Units or a grant of a nonstatutory stock option or other benefits that the Participant has already received under the Plan; provided, further, that no such amendment shall accelerate or defer the time or schedule of the vesting or payment of the Restricted Stock, Restricted Stock Units, Dividend Equivalents or any other compensation that may be paid under this Plan, except to the extent such acceleration or deferral is permitted or complies with (or is exempt from) the requirements of Code Section 409A and the regulations promulgated thereunder.

EXHIBIT A OFFICERS
Restricted Stock Terms and Conditions
Vesting/Forfeiture	•

The Restricted Stock vests on the third anniversary of the award date, or earlier upon death, Disability, Retirement* or Change in Control. The Restricted Stock will be forfeited if the Participant’s employment with Valspar terminates prior to vesting.

Retirement*	•

100% vested, subject to forfeiture or repayment if the Participant violates his or her three-year non-compete agreement before the Restricted Stock would normally have vested (the third anniversary of the award date).

Death and Disability	•	100% vested
Change in Control	•	100% vested
Restricted Stock Units (RSUs) Terms and Conditions
Rights Under RSUs and Dividend Equivalents	•

The RSUs represent the right to receive future cash payments equal to the fair market value of the equivalent number of shares of Common Stock on the vesting date. If the Participant remains employed on a dividend record date for Common Stock, Dividend Equivalents are paid in cash on the regular quarterly dividend payment dates, but no later than 60 days after that record date (unless payment is delayed for six months after a Retirement).

Vesting/Forfeiture	•

The RSUs vest on the third anniversary of the award date, or earlier upon death, Disability, Retirement* or Change in Control. The RSUs will be forfeited if the Participant’s employment with Valspar terminates prior to vesting.

Retirement*	•

100% vested*, subject to forfeiture or repayment if the Participant violates his or her three-year non-compete agreement before the award would normally have vested (the third anniversary of the award date).

Death and Disability	•	100% vested
Change in Control	•	100% vested
Payment of RSUs	•	RSUs are paid in cash on or within 30 days after vesting at the end of three years; within 60 days in the case of Death, Disability or Change in Control; and six months after Retirement*.
Stock Option Terms and Conditions
Option Term	•	10 years
Vesting	•	33 1/3% per year, fully exercisable three years after date of grant
Retirement*	•	100% vested
	•	fully exercisable for remainder of option term, provided the Participant does not violate his or her non-compete agreement
Death and Disability	•	100% vested
	•	1 year to exercise, not to exceed original option term
Change in Control	•	100% vested for remainder of option term
Termination	•	per cent vested at time of termination
	•	30 days to exercise, not to exceed original option term
Termination For Cause	•	forfeit unexercised options

* Retirement is defined in Section 11.4 of the Omnibus Equity Plan as the termination of employment with the Company or a Subsidiary for any reason other than death, Disability or Termination for Cause at any time after the Participant has attained the age of 55 if the Participant has executed a three-year non-compete agreement.  The award agreement for RSUs for any Participant may include additional restrictions or requirements for a qualifying Retirement. If RSUs become vested upon a Retirement that qualifies under this Plan, the RSUs (and any interim Dividend Equivalents) are paid six months after the Retirement date; provided that the Retirement is a “separation from service” under Code Section 409A.